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                                 CONSULTING AGREEMENT



     THIS CONSULTING AGREEMENT ("Agreement") is made effective as of July 15, 1996, by and between Self-Heating Container Corporation of California, a California corporation ("SHC"), and Manhattan West Inc., a California corporation ("MWI" or "Consultant").

1.   SERVICES OF CONSULTANT

     Consultant shall locate and identify, evaluate and introduce pre-qualified parties interested in licensing, sub-licensing, financing or joint venturing the development or further development of technology owned or licensed by SHC. Consultant shall also identify, locate, evaluate and introduce pre-qualified potential distributors of the products produced or marketed by SHC. Consultant shall assist SHC in negotiating the terms and conditions of any such licensing, development or distribution agreements, and shall provide advice to management regarding employment of personnel involved therein as well as matters involving similar acquisition, finance and merger opportunities.

2.   TERM OF CONSULTING AGREEMENT

     Subject to Section 6 hereof, Consultant shall provide the services provided for herein for a period of thirty (30) months from the date hereof. The parties may choose to extend this agreement by mutual written consent.

3.   COMPENSATION OF CONSULTANT

     3.1 In consideration for the services to be performed by Consultant hereunder, SHC shall pay MWI a combination of cash and stock options as follows:
(i) beginning on August 15, 1996, SHC shall pay MWI cash compensation in the amount of Fifteen Thousand Dollars ($15,000) per month, which amount shall be reduced to Five Thousand Dollars ($5,000) per month commencing with the payment due on May 15, 1996, and all of which payment shall be subject to the deferred amounts set forth in Section 3.1.1 herein ("Cash Compensation"); and (ii) issue Consultant an option to purchase common stock of SHC (the "Option Compensation"), more fully described in Section 3.1.2 hereinbelow.

          3.1.1 DEFERRED PORTION OF CASH COMPENSATION. The parties agree that $3,500 per month of the Cash Compensation shall be deferred until such time as SHC has received gross proceeds of not less than Three Million Two Hundred Thousand Dollars ($3,200,000) from the successful completion of an initial public offering of SHC securities. Upon SHC's receipt of said gross proceeds of the initial public offering, the deferred portion of the Cash Compensation shall immediately become due and payable to MWI.


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          3.1.2     OPTION COMPENSATION. The terms of the Option shall permit
Consultant to purchase 19,340 shares of the common stock of SHC, pursuant to the terms and conditions of an Option Agreement ("Option Agreement") substantially in the form attached hereto as Exhibit "A" and incorporated herein by this reference. The Option shall be personal to Consultant and shall not be sold, assigned, transferred, pledged, hypothecated, nor shall any interest be granted therein, except as otherwise set forth in the Option Agreement, or agreed to in writing by SHC.

4.   CONFIDENTIAL INFORMATION

     Consultant acknowledges the engagement of Consultant by SHC and the nature of Consultant's services to SHC are confidential, and in performing the services referenced herein Consultant shall have access to information from SHC which both parties acknowledge is the proprietary confidential and trade secret information of SHC, has significant value to SHC, and may constitute a foundation upon which the business plans of SHC are based. Such information may include by way of illustration and without limitation, financial manufacturing and marketing data, techniques, processes, formulas, developmental or experimental work, work in process, methods, other trade secrets (including, without limitation, customer lists and lists of customer sources), and any other secret or confidential information relating to the products, services, customers, sales, or business affairs of SHC or its affiliates ("Confidential Information"). During the term of this Agreement and at all times thereafter Consultant shall take all acts reasonably required to maintain as confidential and shall not disclose any Confidential Information and shall not disclose any Confidential Information to any other person. Upon termination of this Agreement, Consultant shall deliver to SHC all documents, records, notebooks, work papers, and all similar material containing any information regarding SHC or its business, whether prepared by Consultant, SHC, or anyone else.

5    RELATIONSHIP OF PARTIES

     Consultant enters into this Agreement as, and shall continue to be, an independent contractor. Under no circumstances shall Consultant look to SHC as its employer, nor as a partner, agent, or principal. Consultant and its employees or agents shall not be entitled to any benefits accorded to SHC's employees, including, without limitation workers' compensation, disability insurance, vacation or sick pay. Consultant shall be responsible for providing, at its expense and in its name, all personnel and equipment necessary to provide the services, as well as any licenses and permits usual or necessary for providing the services referenced herein. Consultant shall pay, when and as due, any and all federal, state, local, and other taxes due as a result of Consultant's compensation hereunder, including estimated taxes, and shall provide to SHC, upon its reasonable request, with proof of said payments. Consultant hereby agrees to defend and indemnify SHC for any claims, losses, costs, fees, liabilities, damages, or injuries threatened or suffered by SHC which arise out of Consultant's breach of this Section 5.


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6.   TERMINATION OF AGREEMENT

     This Agreement may be terminated by SHC at any time, at its sole discretion.

7.   NOTICES

     All notices and other communications required or permitted under this Agreement shall be validly given, made, or served if in writing, and delivered personally or sent by registered mail to:

     SHC Container Corporation of California
     12675 Danielson Court, Suite 401
     Poway, CA 92064
     Attn: James A.  Scudder

     with a copy to:

     Fisher Thurber LLP
     4225 Executive Square, Suite 1600
     La Jolla, CA 92037
     Attention: David A. Fisher

     Manhattan West Inc.
     626 Santa Monica Blvd., Suite 55
     Santa Monica, CA 90401
     Attn: Matthew Bahr

     or at any other address as a party may from time to time designate by notice to the other party given in compliance with this section.

8.   ATTORNEY FEES

      In the event of any litigation between the parties to declare or enforce any provision of this Agreement, the prevailing party or parties shall be entitled to recover from the losing party or parties, in addition to any other recovery and costs, reasonable attorney fees incurred in such litigation, in both the trial and in all appellate courts.

9.   GOVERNING LAW AND VENUE

      This Agreement shall be governed by and construed in accordance with the laws of the State of California. Venue for any action to be brought regarding this Agreement shall be San Diego County.


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10.  TITLES AND CAPTIONS

       All section titles or captions contained in this Agreement are for convenience only and shall not be deemed part of the context nor affect the interpretation of this Agreement.

11.  PRONOUNS AND PLURALS

       All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural as the identity of the person or persons may require.

12.  ENTIRE AGREEMENT

       This Agreement and the agreements regarding the payment of fees contain the entire understanding between and among the parties and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement.

13.  AGREEMENT BINDING

       This Agreement shall be binding upon the heirs, executors, administrators, successors and assigns of the parties hereto.

14.  ARBITRATION

       If at any time during the term of this Agreement any dispute, difference, or disagreement shall arise upon or in respect of the Agreement and the meaning and construction hereof, every such dispute, difference, and disagreement shall be referred to a single arbiter agreed upon by the parties, or if no single arbiter can be agreed upon, an arbiter or arbiters shall be selected in accordance with the rules of the American Arbitration Association in San Diego, California, and such dispute, difference, or disagreement shall be settled by arbitration in accordance with the then prevailing commercial rules of the American Arbitration Association and arbitrated in San Diego, California, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction thereof.

15.  FURTHER ACTION

       The parties hereto shall execute and deliver all documents, provide all information, and take or forbear from all such action as may be necessary or appropriate to achieve the purposes of the Agreement.

16.  COUNTERPARTS

       This Agreement may be executed in several counterparts, and all so executed shall constitute one Agreement, binding on all the parties hereto even though all the parties are not signatories to the original or the same counterpart.


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17.  PARTIES IN INTEREST

       Nothing herein shall be construed to be to the benefit of any third party, nor is it intended that any provision shall be for the benefit of any third party.

18.  PRESUMPTION

       This Agreement or any section thereof shall not be construed against any party due to the fact that said Agreement or any section thereof was drafted by said party.

19.  SAVINGS CLAUSE

       If any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held invalid, the remainder of this Agreement, or the application of such provision to persons or circumstances other than those as to which it is held invalid, shall not be affected thereby.

20.  INDEMNIFICATION

     Each party shall hold the other harmless and shall defend and indemnify the other and each of their past, present, and future directors, officers, shareholders, employees, attorneys, agents, and other affiliates from and against any loss, liability, damage, or expense, including without limitation, reasonable attorney fees that are directly or indirectly suffered or incurred at any time by one party, or any of such officers, directors, shareholders, employees, attorneys, agents, or other affiliates and that arises directly or indirectly out of or by virtue of, or directly or indirectly connected with, any breach or failure of the other party of the representations, warranties, or covenants contained in this Agreement or in connection with providing the consulting services referenced herein.

Self-Heating Container Corporation of California a California corporation


By:   /s/ James A. Scudder                   Date: 7-20-96
   ----------------------------------             ---------------------
          James A. Scudder
Title:    President


Manhattan West, Inc.
a California corporation


By:  /s/ David Bahr                          Date: 7-15-96
   ----------------------------------             ---------------------
         David Bahr
Title:   President


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                                      EXHIBIT A

                                   OPTION AGREEMENT